Exhibit 3.3

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CERIDIAN HCM HOLDING INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Ceridian HCM Holding Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Ceridian HCM Holding Inc.

2. That this corporation was originally incorporated pursuant to the DGCL and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was July 3, 2013.

3. That the date of filing of the Amended and Restated Certificate of Incorporation of this corporation (the “Amended and Restated Certificate”) with the Secretary of State of the State of Delaware was October 1, 2013.

4. That the board of directors of this corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Amended and Restated Certificate, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Amended and Restated Certificate be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Ceridian HCM Holding Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is (i) three hundred million (300,000,000) shares of common stock having a par value of $0.01 per share (“Common Stock”) and (ii) one hundred and forty million (140,000,000) shares of preferred stock having a par value of $0.01 per share (“Preferred

Stock”), of which (a) seventy million (70,000,000) are designated as junior convertible participating preferred stock (the “Junior Convertible Participating Preferred Stock”) and (b) seventy million (70,000,000) are designated as senior convertible participating preferred stock (the “Senior Convertible Participating Preferred Stock” and, together with the Junior Convertible Participating Preferred Stock, the “Convertible Participating Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

The Common Stock of the Corporation shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth herein.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Dividends may be declared by the Board of Directors of the Corporation and paid on the Common Stock out of funds legally available for that purpose; provided, that, other than dividends on shares of Common Stock payable in shares of Common Stock, no dividend shall be paid on any share of Common Stock unless a dividend is paid with respect to all outstanding shares of Convertible Participating Preferred Stock pursuant to Part B, Section 1 of this Article Fourth.

B. CONVERTIBLE PARTICIPATING PREFERRED STOCK

The Convertible Participating Preferred Stock shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends; Ranking.

1.1 Senior Convertible Participating Preferred Dividends. From and after March 31, 2016 (the “Accrual Commencement Date”), cumulative dividends at an annual rate per share equal to twelve and one-half percent (12.5%) of the Senior Preferred Original Issue Price (as defined below), compounded annually, shall accrue on all shares of Senior Convertible Participating Preferred Stock, regardless of the date of issuance (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Senior Convertible Participating Preferred Stock) (the “Senior Preferred Accruing Dividends”). For the avoidance of doubt, Senior Preferred Accruing Dividends shall accrue, from and after the Accrual Commencement Date, on all authorized shares of Senior Convertible Participating Preferred Stock, whether or not issued, such that upon issuance of any such share, such share shall already have accrued thereon the cumulative dividend amount provided for in this section that has accrued from the Accrual Commencement Date through the date of issuance of such share. Senior Preferred Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in this Second Amended and Restated Certificate of Incorporation of the Company (this “Certificate”)) each holder of Senior Convertible Participating Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Senior Convertible Participating Preferred Stock held by such holder in an amount at least equal to the greater of (i) the amount of the aggregate Senior Preferred Accruing Dividends then accrued on such share of Senior Convertible Participating Preferred Stock and not previously paid and (ii) an amount per share as would have been payable if the Senior Convertible Participating Preferred Stock had been converted to Common Stock pursuant to Section 4 immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Senior Participating Preferred Stock pursuant to this Section 1.1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Senior Convertible Participating Preferred Stock dividend. As used herein, the “Senior Preferred Original Issue Price” shall mean $8.94 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Senior Convertible Participating Preferred Stock.

1.2 Junior Convertible Participating Preferred Dividends. Subject to the priority of the dividend payments to the holders of shares of Senior Convertible Participating Preferred Stock pursuant to Section 1.1, if the Corporation shall declare, pay or set aside any dividends on shares of the Common Stock of the Corporation, the Corporation shall declare, pay or set aside, as applicable, simultaneously with any such dividend, a dividend on the Junior Convertible Participating Preferred Stock equal to an amount per share as would have been payable if the Junior Convertible Participating Preferred Stock had been converted to Common Stock pursuant to Section 4 immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

1.3 The Corporation shall not, without the consent of the holders of at least a majority of the then outstanding Senior Convertible Participating Preferred Stock, authorize or create (by way of reclassification or otherwise) (i) any class or series of capital stock of the Corporation ranking on a parity with the Senior Convertible Participating Preferred Stock in right of payment upon liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event (as defined below) (“Senior Preferred Parity Securities”) or any obligation, security or other instrument convertible or exchangeable into or evidencing a right to purchase stock of any class or series of Senior Preferred Parity Securities or (ii) any class or series of capital stock of the Corporation ranking senior to the Senior Convertible Participating Preferred Stock in right of payment upon liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event (“Senior Preferred Senior Securities”) or any obligation, security or other instrument convertible or exchangeable into or evidencing a right to purchase stock of any class or series of Senior Preferred Senior Securities. The Corporation shall not, without the consent of the holders of at least a majority of the then outstanding Junior Convertible Participating Preferred Stock and Common Stock voting together as a single class on an as converted basis, authorize or create (by way of reclassification or otherwise) (i) any class or series of capital stock of the Corporation ranking on a parity with the Junior Convertible Participating Preferred Stock in right of payment upon liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event (as defined below) (“Parity Securities”) or any obligation, security or other instrument convertible or exchangeable into or evidencing a right to purchase stock of any class or series of Parity Securities or (ii) any class or series of capital stock of the Corporation ranking senior to the Junior Convertible Participating Preferred Stock in right of payment upon liquidation, dissolution or winding up of the Corporation or upon a Deemed Liquidation Event (“Senior Securities”) or any obligation, security or other instrument convertible or exchangeable into or evidencing a right to purchase stock of any class or series of Senior Securities.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the funds and assets of the Corporation legally available for distribution to its stockholders (the “Available Funds and Assets”) shall be distributed as follows:

2.1 Preferential Liquidation Payments to Holders of Senior Convertible Participating Preferred Stock. The holders of shares of Senior Convertible Participating Preferred Stock then outstanding shall be entitled to be paid out of the Available Funds and Assets, prior and in preference to any payment or distribution of any Available Funds and Assets on any shares of Junior Convertible Participating Preferred Stock or Common Stock by reason of their ownership thereof (or any setting apart of any payment or distribution on any shares of Junior Convertible Participating Preferred Stock or Common Stock), an amount per share equal to the greater of (i) an amount equal to 1.5 multiplied by an amount equal to (a) the Senior Preferred Original Issue Price, plus (b) any Senior Preferred Accruing Dividends accrued since the Accrual Commencement Date but unpaid thereon, whether or not declared, plus (c) any dividends (other than Senior Preferred Accruing Dividends) declared but unpaid thereon (whether in cash or other property), provided that the value of any non-cash property distributed to the holders of Senior Convertible Participating Preferred Stock shall be the Final Valuation (as defined below) (the amount payable pursuant to this clause (i) is hereinafter referred to as the “Senior Preferred Liquidation Amount”)), and (ii) such amount per share as would have been payable had each share of Senior Convertible Participating Preferred Stock been converted into shares of Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, assuming the conversion of all classes or series of securities convertible into Common Stock immediately prior to such liquidation, dissolution or winding up.

If upon any such liquidation, dissolution, winding up or Deemed Liquidation Event of the Corporation, the Available Funds and Assets shall be insufficient to pay the holders of shares of Senior Convertible Participating Preferred Stock, the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Senior Convertible Participating Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Preferential Liquidation Payments to Holders of Junior Convertible Participating Preferred Stock. The holders of shares of Junior Convertible Participating Preferred Stock then outstanding shall be entitled to be paid out of the Available Funds and Assets, subject to the priority of payments to the holders of Senior Convertible Participating Preferred Stock as set forth in Section 2.1, but prior and in preference to any payment or distribution of any Available Funds and Assets on any shares of Common Stock by reason of their ownership thereof (or any setting apart of any payment or distribution on any shares of Common Stock), an amount per share equal to the greater of (i) (a) $6.75 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Junior Convertible Participating Preferred Stock (the “Junior Preferred Original Issue Price”, with each of the Senior Preferred Original Issue Price and the Junior Preferred Original Issue Price sometimes being referred to herein as a “Preferred Original Issue Price”) minus (b) any dividends or distributions made to the holders of Junior Convertible Participating Preferred Stock (whether in cash or other property), provided that the value of any non-cash property distributed to the holders of Convertible Participating Preferred Stock shall be determined in good faith by the Board of Directors of the Corporation, (I) at the time of such distribution and (II) upon the earlier to occur of (A) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any Deemed Liquidation Event (as defined below) and (B) eighteen (18) months following such distribution (the “Final Valuation”), and the value of any such non-cash property for purposes of this clause (b) shall be the Final Valuation from and after the time of determination of the Final Valuation (the amount payable pursuant to this clause (i) is hereinafter referred to as the “Junior Preferred Liquidation Amount”), or (ii) such amount per share as would have been payable had all shares of Junior Convertible Participating Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up, assuming the conversion of all classes or series of securities convertible into Common Stock immediately prior to such liquidation, dissolution or winding up.

If upon any such liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to pay the holders of shares of Junior Convertible Participating Preferred Stock, the full amount to which they shall be entitled under this Section 2.2, the holders of shares of Junior Convertible Participating Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3 Liquidation Payments to Holders of Common Stock. After the payment of all preferential amounts required to be paid first to the holders of shares of Convertible Participating Preferred Stock pursuant to Section 2.1 and Section 2.2, the remaining Available Funds and Assets shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.4 Deemed Liquidation Events.

2.4.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Senior Convertible Participating Preferred Stock and the holders of at least a majority of the outstanding shares of Junior Convertible Participating Preferred Stock elect otherwise by written notice:

(a) a merger, reorganization, recapitalization or consolidation in which,

(i)	the Corporation is a constituent party, or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, reorganization, recapitalization or consolidation,

except any such transaction involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such transaction, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.4.1, all shares of Common Stock issuable upon the exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Participating Preferred Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation or to the stockholders of the Corporation substantially in the proportion to the shares of Common Stock (determined as if all capital stock of the Corporation convertible into Common Stock and all capital stock of any other corporation or entity directly or indirectly convertible into Common Stock were in fact converted to Common Stock immediately prior to such sale, lease, transfer, exclusive license or other disposition) held by them; or

(c) any other single transaction or series of related transactions in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred to a person or group who is not a stockholder of the Corporation on the date of this Amended and Restated Certificate of Incorporation, excluding transfers to subsidiaries of Ceridian Holding LLC or Ceridian Holding II LLC, holders of Units thereof or permitted transfers to Permitted Transferees of such holders pursuant to the terms of the Second Amended and Restated Stockholders Agreement dated as of April 12, 2012, as amended on June 20, 2013, among Ceridian Holding LLC and the stockholders thereof, as the same may be amended from time to time (the “Stockholders Agreement”).

Notwithstanding the foregoing, any single transaction or series of related transactions pursuant to which the stockholders of the Corporation do not receive proceeds shall not qualify as, or be deemed in any case to be, a Deemed Liquidation Event.

2.4.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(i) unless the agreement or plan of merger, recapitalization, reorganization or consolidation for such transaction (the “Merger Agreement”) provides that the proceeds of the Deemed Liquidation Event payable to the stockholders of the Corporation pursuant to such Deemed Liquidation Event shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Subsection 2.4.1(a)(ii) or 2.4.1(b), no distributions to the holders of Common Stock shall be made by the Corporation unless (i) the Corporation effects a dissolution of the Corporation under the DGCL within thirty (30) days after such Deemed Liquidation Event or (ii) the Corporation offers to redeem the then outstanding Convertible Participating Preferred Stock as provided herein. In the event that the Corporation offers to redeem the Convertible Participating Preferred Stock in accordance with this Section 2.4.2(b), then (i) the Corporation shall send a written notice to each holder of Senior Convertible Participating Preferred Stock and a separate notice to each holder of Junior Convertible Participating Preferred Stock advising the holders of such series of Convertible Participating Preferred Stock of the applicable offer of redemption (and the requirements to be met to accept such offer) pursuant to the terms of the following clause (ii) to effect the redemption of the applicable shares of Convertible Participating Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of such series of Convertible Participating Preferred Stock so accept the applicable offer of redemption in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use Available Funds and Assets, on the 150th day after such written instrument is received by the Corporation, to redeem all outstanding shares of the applicable series of Convertible Participating Preferred Stock at a price per share equal to the amount each such share would be entitled to receive in accordance with Section 2.1 or Section 2.2 (as applicable). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Funds and Assets are not sufficient to redeem all outstanding shares of (A) the Senior Convertible Participating Preferred Stock or (B) subject to the prior redemption of all outstanding shares of Senior Convertible Participating Preferred Stock, the Junior Convertible Participating Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of the applicable series of Convertible Participating Preferred Stock to the fullest extent of such Available Funds and Assets, and shall redeem the remaining shares of the applicable series of Participating Preferred Stock to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

2.4.3 Form of Consideration; Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the non-cash consideration (including property, rights or securities) paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. To the extent the consideration to be paid or distributed in accordance with this Section 2 is a combination of cash and non-cash consideration, each holder receiving consideration shall receive cash and non-cash consideration, in each case allocated proportionately based on the percentage of consideration to which each such holder is entitled. (For example, if two-thirds of the available consideration is cash, and one-third of the available consideration is non-cash, each holder entitled to receive consideration hereunder shall receive two-thirds of such consideration in cash and one-third of such consideration in non-cash consideration.) The value of any such non-cash consideration, including property, rights or securities, shall be the value assigned to such consideration in the Deemed Liquidation Event, or if such value is not possible to determine, the fair market value of such considerations as determined in good faith by the Board of Directors of the Corporation.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Convertible Participating Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Convertible Participating Preferred Stock, as applicable, held by such holder are convertible pursuant to Section 4 as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law, holders of Convertible Participating Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2 Amendment, Supplement and Waiver of Convertible Participating Preferred Stock. The terms of the Convertible Participating Preferred Stock may be amended or supplemented by the Corporation with the consent of the holders of at least a majority of the votes associated with the applicable series of Convertible Participating Preferred Stock then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for the applicable series of Convertible Participating Preferred Stock), and any existing default or compliance with any terms of the Convertible Participating Preferred Stock may be waived with the consent of the holders of a majority of the then outstanding Senior Convertible Participating Preferred Stock and the holders of at least a majority of the votes associated with the then outstanding Junior Convertible Participating Preferred Stock (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, such series of Convertible Participating Preferred Stock).

4. Optional Conversion.

The holders of the Convertible Participating Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Senior Convertible Participating Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into the number of shares of Common Stock as is determined by dividing (a) the sum of the Senior Preferred Original Issue Price, plus any Senior Preferred Accruing Dividends in respect of such share by (b) the Senior Conversion Price. Each share of Junior Convertible Participating Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Junior Preferred Original Issue Price by the Junior Conversion Price in effect at the time of conversion. The “Senior Conversion Price” shall initially be equal to the Senior Preferred Original Issue Price and the “Junior Conversion Price” shall initially be equal to the Junior Preferred Original Issue Price (with each of the Senior Conversion Price and the Junior Conversion Price sometimes being referred to herein as a “Conversion Price”). Such initial Conversion Price, and the rate at which shares of applicable Convertible Participating Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Convertible Participating Preferred Stock.

4.2 Fractional Shares. No fractional shares of Common Stock or Convertible Participating Preferred Stock shall be issued upon any optional conversion pursuant to this Section 4 or any mandatory conversion pursuant to Section 5 of the Convertible Participating Preferred Stock, hereunder. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Participating Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Convertible Participating Preferred Stock to voluntarily convert its shares of Convertible Participating Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Convertible Participating Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Convertible Participating Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Convertible Participating Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Convertible Participating Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Convertible Participating Preferred Stock represented by the surrendered certificate that were not converted into Common Stock and (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.3.2 Reservation of Shares. The Corporation shall, at all times when the Convertible Participating Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Convertible Participating Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Participating Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Participating Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Convertible Participating Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3 Effect of Conversion. All shares of Convertible Participating Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2. Any shares of Convertible Participating Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Convertible Participating Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Convertible Participating Preferred Stock surrendered for conversion, or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The holder of Convertible Participating Preferred Stock being converted into Common Stock shall be responsible for paying any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Participating Preferred Stock pursuant to this Section 4. The holder of Convertible Participating Preferred Stock being converted into Common Stock shall also be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Participating Preferred Stock so converted were registered. No issuance or delivery of Common Stock shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.2 below, deemed to be issued) by the Corporation after the Convertible Participating Preferred Stock Original Issue Date (as defined below), other than the issuances of (items (i) – (v) below shall be referred to as the “Exempted Securities”):

(i)	shares of Common Stock, Convertible Participating Preferred Stock, Options or Convertible Securities issued as a dividend or distribution on Convertible Participating Preferred Stock or upon the conversion of the Convertible Participating Preferred Stock;

(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6 or 4.7;

(iii)	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to the Ceridian Holding LLC 2013 Ceridian HCM Holding Inc. Stock Incentive Plan;

(iv)	shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another business or entity by the Corporation, or to a senior lender or strategic partner as an equity kicker, provided that such acquisition, loan or strategic transaction shall have been approved by the Board, and provided further that such equity kicker shall not be in connection with a transaction involving a stockholder of the Corporation (or an Affiliate (as defined in the Stockholders Agreement) of a stockholder of the Corporation);

(v)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(vi)	shares of Common Stock, other than any Exempt Securities described in Subsection 4.4.1(a)(i) through 4.4.1(a)(v), issued (or, pursuant to Subsection 4.4.2 below, deemed to be issued) by the Corporation following the Junior Convertible Participating Preferred Stock Original Issue Date having an aggregate consideration received by the Corporation, calculated together with any prior issuances following the Junior Convertible Participating Preferred Stock Original Issue Date in accordance with Subsection 4.4.4, of up to $336,500,000 (such shares of Common Stock being referred to herein as the “Preemptive Right Shares”).

(b) “Convertible Participating Preferred Stock Original Issue Date” shall mean, with respect to the Senior Convertible Participating Preferred Stock, the Senior Convertible Participating Preferred Stock Original Issue Date and, with respect to the Junior Convertible Participating Preferred Stock, the Junior Convertible Participating Preferred Stock Original Issue Date.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(d) “Junior Convertible Participating Preferred Stock Original Issue Date” shall mean October 1, 2013.

(e) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(f) “Senior Convertible Participating Preferred Stock Original Issue Date” shall mean the Accrual Commencement Date.

4.4.2 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Convertible Participating Preferred Stock Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.3, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Subsection 4.2.2(b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price, as applicable, in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price, as applicable, that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.3 (either because the consideration per share (determined pursuant to Subsection 4.4.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Convertible Participating Preferred Stock Original Issue Date), are revised after the Convertible Participating Preferred Stock Original Issue Date, as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.2(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.3, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 4.4.2 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.2). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 4.4.2 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.3 Adjustment of the Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Convertible Participating Preferred Stock Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.2), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issue, then the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the below formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b) “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon the exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Convertible Participating Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.4 Determination of Consideration. For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock or Preemptive Right Shares shall be computed as follows:

(a)	Cash and Property. Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock or Preemptive Right Shares deemed to have been issued pursuant to Subsection 4.4.2, relating to Options and Convertible Securities, shall be determined by dividing

(i)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the maximum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.5 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock or Preemptive Right Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4.4.3 then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Convertible Participating Preferred Stock Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Convertible Participating Preferred Stock Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Convertible Participating Preferred Stock Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Convertible Participating Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Convertible Participating Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not Convertible Participating Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsection 4.5 and 4.6), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Convertible Participating Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of

Convertible Participating Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Convertible Participating Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Convertible Participating Preferred Stock.

4.8 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Convertible Participating Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Convertible Participating Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Convertible Participating Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Convertible Participating Preferred Stock.

4.9 No Impairment. The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Participating Preferred Stock against impairment.

5. Mandatory Conversion.

5.1 Trigger Events. Upon the consummation of the sale of the Corporation’s Common Stock in a firm commitment underwritten public offering (the “Mandatory Conversion Time”), all outstanding shares of Convertible Participating Preferred Stock shall automatically be converted into the greater of (i) the number of shares of Common Stock resulting from conversion of the Convertible Participating Preferred Stock held of record by the applicable holder at the then effective Conversion Price as if converted pursuant to Section 4 above and (ii) the number of shares of Common Stock determined by dividing the applicable Liquidation Amount of the Convertible Participating Preferred Stock at such time by the per share price to the public of Common Stock in the firm commitment underwritten public offering.

5.2 Procedural Requirements; Effect of Conversion. All holders of record of shares of Convertible Participating Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Convertible Participating Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Convertible Participating Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Convertible Participating Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such converted Convertible Participating Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Convertible Participating Preferred Stock accordingly.

6. Redeemed or Otherwise Acquired Shares. Any shares of Convertible Participating Preferred Stock that are redeemed or otherwise acquired by the Corporation may, at the election of the Board of Directors of the Corporation, be cancelled and retired and, if so cancelled and retired, shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

7. Waiver. Any of the rights, powers, preferences and other terms of the Convertible Participating Preferred Stock set forth herein may be waived on behalf of all holders of Convertible Participating Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of the applicable series of Convertible Participating Preferred Stock then outstanding.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Convertible Participating Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The size of the Board of Directors shall be determined as set forth in the Bylaws of the Corporation (the “Bylaws”).

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this certificate of incorporation, Bylaws may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SEVENTH: The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Seventh is in effect. Any repeal or amendment of this Article Seventh shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Seventh. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Seventh; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Seventh.

EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or amendment of this Article Eighth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this Article Eighth, a director shall not be liable to the Corporation or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.

NINTH: To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director or officer of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, affiliate, affiliated fund, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”). No amendment or repeal of this Article Ninth shall apply to or have any effect on the liability or alleged liability of any such Covered Person for or with respect to any business opportunities of which such Covered Person becomes aware prior to such amendment or repeal.

TENTH: The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of the Corporation.

ELEVENTH: The Corporation shall not be governed by Section 203 of the DGCL.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed by statute, and, except as specified in this Certificate of Incorporation, all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

THIRTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or this Certificate of Incorporation or the Bylaws of the Corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws of the Corporation or (v) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH. If any provision or provisions of this Article THIRTEENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article THIRTEENTH (including, without limitation, each portion of any sentence of this Article THIRTEENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

5. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

6. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 30th day of March, 2016.

/s/ William E. McDonald
Name: William E. McDonald
Title: Senior Vice President, Associate General
Counsel and Secretary

[Signature Page to Second Amended and Restated Certificate of Incorporation

of Ceridian HCM Holding Inc.]